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                                                                     Exhibit 8.1





                               September 13, 2001



Board of Directors
Anchor Bancorp Wisconsin Inc.
25 West Main Street
Madison, WI 53707

       Re:    Merger of Ledger Capital Corp. into Anchor BanCorp Wisconsin Inc.

Gentlemen and Ms. Cremer Berkenstadt:

       You have asked for our opinion with regard to the federal income tax treatment of a proposed merger (the "Merger") of Ledger Capital Corp. ("Ledger"), a Wisconsin corporation, into Anchor BanCorp Wisconsin Inc. ("Anchor"), a Wisconsin corporation, pursuant to an Agreement and Plan of Merger (the "Plan") dated as of June 15, 2001 between Anchor and Ledger. This opinion is provided pursuant to Section 7.2(e) of the Plan. As more fully described in the "S-4" (as defined below) and the Plan, the Merger contemplates that Ledger will be merged with and into Anchor, with the outstanding shares of Ledger being converted into shares of common stock of Anchor, plus rights associated with such common stock under that certain Rights Agreement between Anchor and Firstar Bank Milwaukee, N.A. (as successor to Firstar Trust Company) dated as of July 22, 1997 (the "Anchor Rights"), or, at the election of each Ledger shareholder, into cash or a combination of cash and stock of Anchor. No fractional shares of Anchor will be issued in the Merger; rather, fractional shares will be redeemed for cash as provided in the Plan.

       In rendering the opinions herein, we have reviewed the Plan, the exhibits thereto, the Prospectus/Proxy Statement included as a part of the Registration Statement on Form S-4 filed by Anchor and Ledger with the Securities and Exchange Commission in connection with the transactions contemplated by the Plan (the "S-4"), and the Application H-(e)3 filed by Anchor with the Office of Thrift Supervision (the "Holding Company Application"). We have assumed:


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WHYTE                                                         Board of Directors
HIRSCHBOECK                                                   September 13, 2001
DUDEK S.C.                                                                Page 2
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       -      the accuracy of all of the statements made by the parties in the
              Plan and the exhibits thereto and in the S-4 and the Holding Company Application (other than the sections thereof describing the federal income tax consequences of the transactions);

       - that the Merger will be carried out in accordance with the terms of the Plan, as a merger of Ledger into Anchor pursuant to the applicable provisions of the Wisconsin Business Corporation Law ("WBCL"); and

       - the accuracy, as of the date hereof, of the representations made to us by Anchor and Ledger in their respective certificates to us, dated September 13, 2001 (the "Representation Certificates").

       Based upon and subject to the foregoing, and subject to such other qualifications as are hereinafter expressed, we are of the opinion that, for federal income tax purposes:

       A. The Merger will constitute a reorganization described in Section 368(a)(1)(A) of the Code, and Anchor and Ledger will be "parties to a reorganization" within the meaning of Section 368(b) of the Code.

       B. No gain or loss will be recognized by those shareholders of Ledger whose stock in Ledger is converted only into stock of Anchor (plus associated Anchor Rights) as a result of the Merger, except that those shareholders of Ledger who receive cash in lieu of fractional shares will be required to recognize gain attributable to such fractional shares, determined as though such fractional shares had been redeemed.

       C. Those shareholders of Ledger who receive only cash in exchange for their Ledger shares will recognize gain or loss equal to the difference between the amount of cash received and their aggregate tax basis in their Ledger shares.

       D. Those shareholders of Ledger who receive a combination of cash and stock of Anchor (plus associated Anchor Rights) in exchange for their Ledger shares will recognize gain (but not loss) equal to the lesser of (i) the amount of cash they receive or (ii) the total gain they realize on the transaction. For purposes of clause
              (ii) of the preceding sentence, such total gain realized will be measured as the excess, if any, of the amount of cash received plus the fair market value of any Anchor stock received (on the effective date of the merger) over the shareholder's aggregate tax basis in his or her Ledger shares.


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WHYTE                                                         Board of Directors
HIRSCHBOECK                                                   September 13, 2001
DUDEK S.C.                                                                Page 3
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       E.     Provided that those Ledger shareholders who receive cash in the merger held their Ledger stock as a capital asset on the effective date of the Merger, the gain they recognize will be capital gain (except that in very limited circumstances, which we do not believe are likely to be present in this case, the gain recognized by a Ledger shareholder who elects to receive a combination of Anchor stock and cash could be taxable as ordinary income).

       F. Shares of Anchor stock received by a shareholder of Ledger pursuant to the Merger will have a tax basis in the hands of the shareholder that is the same as the tax basis the shareholder had in his or her Ledger stock immediately prior to the Merger, adjusted for any fractional shares deemed to have been redeemed as referred to above, and increased by the amount of any taxable gain recognized and decreased by the amount of any cash received.

       G. The holding period for the stock of Anchor acquired by a former Ledger shareholder in the merger will include the period during which the shareholder held his or her corresponding shares of Ledger stock, provided such corresponding shares of Ledger stock were held by the shareholder as a capital asset on the effective date of the Merger.

       H. No gain or loss will be recognized by Ledger or Anchor as a result of the Merger.

       The opinions herein are limited to the federal income tax consequences of the Merger as set forth above under the Code and the applicable administrative, regulatory and judicial interpretations thereof as they exist as of the date hereof. The provisions of the Code and any of such administrative, regulatory and judicial interpretations could be changed at any time, and such changes could be retroactively effective with respect to transactions occurring prior to such changes, and accordingly could change our opinions herein. The Internal Revenue Service is not bound by our opinions and may assert positions contrary to those opinions. While our opinions herein reflect our interpretations of existing sources of applicable law and what we expect a court would conclude if asked to apply that law, no assurance can be given that our interpretations would prevail if they were challenged in an administrative or judicial proceeding.

       No opinion is expressed as to any federal tax consequences of the Merger other than those expressly set forth above, nor on the tax treatment or the effect of the Merger (on Ledger, Anchor, or their respective shareholders) under the laws of any state or other jurisdiction.


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WHYTE                                                         Board of Directors
HIRSCHBOECK                                                   September 13, 2001
DUDEK S.C.                                                                Page 4
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       As stated above, our opinions herein are based on the accuracy of the assumptions stated herein and the factual representations contained in the Representation Certificates. Any inaccuracy in any of such assumptions or factual representations could render the opinions stated herein inapplicable and result in the Merger's having tax consequences that are different than those described herein.

       The opinions herein are rendered to you in connection with the Merger, for the benefit of Anchor and Ledger and their respective shareholders, and are not to be relied upon by any other persons or for any other purposes.





                                           Very truly yours,

                                           WHYTE HIRSCHBOECK DUDEK S.C.



                                           By: /s/ John F. Emanuel
                                              ----------------------------------
                                                        John F. Emanuel